                                                                    EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                    NATIONAL CAPITAL MANAGEMENT CORPORATION,



                                   FAC, INC.,



                                TELESCENTS, INC.,



                                       AND


                                 DENNIS M. APFEL
                                   JASON APFEL
                         GROWTH CAPITAL PARTNERS, L.L.C.


                                 JULY 28, 1999







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                                    TABLE OF CONTENTS

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

                                                                                            PAGE
ARTICLE I              THE MERGER; CONVERSION OF SHARES.......................................1
              1.1      The Merger.............................................................1
              1.2      Effective Time.........................................................1
              1.3      Conversion of Shares...................................................2
              1.4      No Appraisal Rights....................................................2
              1.5      Exchange of Company Common Stock.......................................2
              1.6      Exchange of Merger Sub Common Stock....................................3
              1.7      Stock Options..........................................................4
              1.8      Certificate of Incorporation of the Surviving Corporation..............4
              1.9      Bylaws of the Surviving Corporation....................................4
              1.10     Directors and Officers of the Surviving Corporation
                       and the Parent.........................................................4

ARTICLE II             CLOSING................................................................4
              2.1      Time and Place.........................................................4
              2.2      Filings at the Closing.................................................5
              2.3      Deliveries at the Closing..............................................5

ARTICLE III            REPRESENTATIONS AND WARRANTIES OF THE
                       COMPANY AND THE SHAREHOLDERS...........................................7
              3.1      Duly Organized.........................................................7
              3.2      Qualification..........................................................7
              3.3      Investments............................................................7
              3.4      Capital Stock..........................................................7
              3.5      Due Authorization......................................................8
              3.6      No Conflicts...........................................................8
              3.7      Good Title.............................................................9
              3.8      Real Property..........................................................9
              3.9      Litigation.............................................................9
              3.10     Compliance with Laws...................................................9
              3.11     Labor Matters..........................................................9
              3.12     Financial Statements..................................................10
              3.13     Undisclosed Balance Sheet Liabilities.................................10
              3.14     Absence of Certain Changes............................................10
              3.15     Contracts.............................................................11
              3.16     Intellectual Property.................................................11
              3.17     Taxes.................................................................11
              3.18     Employee Plans........................................................12
              3.19     Insurance.............................................................13

              3.20     Restrictions on Subsequent Dispositions...............................13
              3.21     Condition of Assets...................................................13
              3.22     Transactions with Affiliates..........................................13
              3.23     Products..............................................................14
              3.24     Product Warranties....................................................14
              3.25     Employees.............................................................14
              3.26     Compliance with Environmental Laws....................................14
              3.27     Licenses; Permits.....................................................16
              3.28     Accounts; Safe Deposit Boxes..........................................16
              3.29     Brokerage.............................................................16
              3.30     Compensation and Employment Agreements................................16
              3.31     Consents..............................................................16
              3.32     Year 2000.............................................................17
              3.33     No Dividends, Loans, etc..............................................17
              3.34     Books and Records.....................................................17
              3.35     Warranties True and Correct...........................................17
              3.36     Certain Definitions...................................................18

ARTICLE IV             REPRESENTATIONS AND WARRANTIES
                       OF PARENT AND MERGER SUB..............................................19
              4.1      Duly Organized........................................................19
              4.2      Qualification.........................................................19
              4.3      Investments...........................................................19
              4.4      Capital Stock.........................................................19
              4.5      Due Authorization.....................................................20
              4.6      No Conflicts..........................................................20
              4.7      Litigation............................................................21
              4.8      Compliance with Laws..................................................21
              4.9      Financial Statements..................................................21
              4.10     Undisclosed Balance Sheet Liabilities.................................21
              4.11     Absence of Certain Changes............................................22
              4.12     Contracts.............................................................22
              4.13     Taxes.................................................................22
              4.14     Brokerage.............................................................23
              4.15     Reports...............................................................23
              4.16     Employee Benefit Plans................................................24
              4.17     Environmental.........................................................24
              4.18     Consents..............................................................25
              4.19     Insurance.............................................................26
              4.20     Labor Relations.......................................................26
              4.21     Intellectual Property.................................................26
              4.22     Transactions with Affiliates..........................................26
              4.23     Compensation and Employment Agreements................................26

              4.24     No Dividends, Loans, etc..............................................27
              4.25     Title to Assets; Condition of Property................................27
              4.26     Power of Attorney; Bank Accounts......................................27
              4.27     Books and Records.....................................................28
              4.28     Permits; Authorizations...............................................28
              4.29     Real Property.........................................................28
              4.30     Warranties True and Correct...........................................28
              4.31     Certain Definitions...................................................28

ARTICLE V              CLOSING CONDITIONS....................................................30
              5.1      Conditions to Obligations of Parent, Merger Sub, and the Company......30
              5.2      Conditions to Obligations of Parent and Merger Sub....................30
              5.3      Conditions to Obligation of the Company...............................31

ARTICLE VI             ADDITIONAL AGREEMENTS.................................................33
              6.1      Meeting of the Shareholders of Parent.................................33
              6.2      Directors and Officers Insurance......................................33
              6.3      [intentionally deleted]
              6.4      Agreement Regarding Closing and Post Closing Matters..................33

ARTICLE VII            MISCELLANEOUS.........................................................33
              7.1      Amendment and Modification............................................33
              7.2      Waiver of Compliance; Consents........................................34
              7.3      Investigation; Survival of Representations and Warranties.............34
              7.4      Notices...............................................................34
              7.5      Assignment............................................................35
              7.6      Governing Law.........................................................35
              7.7      Counterparts..........................................................35
              7.8      Interpretation........................................................35
              7.9      Publicity. ...........................................................36
              7.10     Entire Agreement......................................................36
              7.11     Severability..........................................................36
              7.12     Specific Performance..................................................36
              7.13     Expenses..............................................................36
              7.14     Reasonable Best Efforts...............................................36

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                                      -iii-

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

EXHIBITS:
           Exhibit A:     Certificate of Merger for Delaware
           Exhibit B:     Certificate of Merger for New York
           Exhibit C:     Conversion of Shares
           Exhibit D:     Certificate of Designation
           Exhibit E:     Certificate of Incorporation of Surviving Corporation
           Exhibit F:     Opinion of Counsel for Parent and Merger Sub
           Exhibit G:     [intentionally deleted]
           Exhibit H:     Opinion of Counsel for Company and Shareholders
           Exhibit I:     Agreement Regarding Certain Closing and Post Closing Matters
           Exhibit J:     Exchange Agreement
           Exhibit K:     Certificate of Merger to Effect Change of Name of Parent


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                                      -iv-


                                    AGREEMENT
                               AND PLAN OF MERGER


         THIS AGREEMENT is dated as of July 28, 1999, by and among National Capital Management Corporation, a Delaware corporation ("Parent"), FAC, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), TeleScents, Inc., a New York corporation (the "Company"), and Dennis M. Apfel, Jason Apfel and Growth Capital Partners, L.L.C., a Delaware limited liability company (collectively, the "Shareholders").

                  A. The Boards of Directors of Parent, Merger Sub, and the Company have approved the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein.

                  B. For federal income tax purposes, it is intended that the Merger shall qualify as a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                  C. The parties hereto desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                        THE MERGER; CONVERSION OF SHARES

                  1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in SECTION 1.2 hereof), Merger Sub shall be merged with and into the Company in accordance with the provisions of the Delaware General Corporation Law (the "DGCL") and the New York Business Corporation Law (the "NYBCL"), whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, and franchises and be subject to all the restrictions, disabilities, and duties of the Company and Merger Sub, all as more fully described in the DGCL and the NYBCL.

                  1.2 EFFECTIVE TIME. As soon as practicable after each of the conditions set forth in ARTICLE 6 has been satisfied or waived on the Closing Date (as defined in SECTION 2.1), the Company will file, or cause to be filed, with the Secretaries of State of Delaware and New York Certificates of Merger for the Merger, which Certificates shall be substantially in the form attached as EXHIBITS

A AND B, respectively, and executed in accordance with the applicable provisions of the DGCL and the NYBCL. The Merger shall become effective at the time such filing is made or, if agreed to by Parent and the Company, such later time or date set forth in the Certificates of Merger (the "Effective Time").

                  1.3 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any share of capital stock of the Company or Merger
Sub:

                  (a) Each share of common stock of the Company, no par value per share ("Company Common Stock"), issued and outstanding immediately prior thereto (except for shares referred to in SECTION 1.3(b) hereof) shall be converted into the right to receive a number of shares of (i) the common stock of the Parent, par value $.01 per share ("Parent Common Stock"), and (ii) Series A Preferred Stock of Parent, par value $.01 per share (the "Parent Preferred Stock") as reflected on attached EXHIBIT C. Parent Preferred Stock shall have such rights and preferences as specified in the Certificate of Designation as filed with the Delaware Secretary of State and in the form attached hereto as EXHIBIT D.

                  (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held in the treasury of the Company or is then owned beneficially or of record by Parent, Merger Sub, or any direct or indirect wholly owned subsidiary of Parent or the Company shall be canceled in accordance with applicable laws without payment of any consideration therefor and without any conversion thereof.

                  (c) Each share of any other class of capital stock of the Company (other than Company Common Stock) shall be canceled without payment of any consideration therefor and without any conversion thereof.

                  (d) Each share of common stock of Merger Sub, par value $.01 per share ("Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Corporation, par value $.01 per share ("Surviving Corporation Common Stock").

                  1.4 NO APPRAISAL RIGHTS. The Shareholders hereby waive any rights they may have in connection with the Merger pursuant to Section 910 of NYBCL.

                  1.5      EXCHANGE OF COMPANY COMMON STOCK.

                  (a) At the Effective Time, Parent or such person as Parent shall have appointed to act as exchange agent (the "Exchange Agent") shall distribute to holders of shares of Company Common Stock, upon surrender to the Exchange Agent of one or more Company stock certificates for cancellation, (i) one or more certificates representing the number of whole shares of Parent Common Stock into which the shares represented by the Company certificate(s) shall have been converted pursuant to SECTION 1.3(a), and (ii) one or more certificates representing the number of whole shares of Parent Preferred Stock into which the shares represented by the Company Certificate(s) shall have been converted pursuant to
         SECTION 1.3(a), and the Company Certificate(s) so surrendered shall be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition to the issuance of shares of Parent Common Stock and Parent Preferred Stock that the Company Certificate(s) so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that such transferee shall (i) pay to the Exchange Agent any transfer or other taxes required or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (b) All certificates evidencing shares of Parent Common Stock and Parent Preferred Stock that are issued upon the surrender for exchange of Company Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by the surrendered Company Certificates.

                  (c) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates representing such shares are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this ARTICLE 1. As of the Effective Time, the holders of Company Certificates representing shares of Company Common Stock shall cease to have any rights as stockholders of the Company, except such rights, if any, as they may have pursuant to the DGCL, NYBCL or this Agreement. Except as provided above, until such Company Certificates are surrendered for exchange, each such Company Certificate shall, after the Effective Time, represent for all purposes only the right to receive a certificate or certificates evidencing the number of whole shares of Parent Common Stock or Parent Preferred Stock into which the shares of Company Common Stock shall have been converted pursuant to the Merger as provided in SECTION 1.3(a) hereof.

                  (d) In the event any Company Certificates shall have been lost, stolen, or destroyed, the Exchange Agent shall issue in respect of such lost, stolen, or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock or Parent Preferred Stock as may be required pursuant to this ARTICLE 1; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed Company Certificate to deliver a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to such Company Certificate alleged to have been lost, stolen, or destroyed.

                  1.6 EXCHANGE OF MERGER SUB COMMON STOCK. From and after the Effective Time, each outstanding certificate previously representing shares of Merger Sub Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of Merger Sub Common Stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to Parent a stock certificate or certificates representing such shares of Surviving Corporation Common Stock in exchange for the certificate or certificates that formerly represented shares of Merger Sub Common Stock, which shall be canceled.

                  1.7 STOCK OPTIONS. At the Effective Time, each issued and outstanding stock option, warrant, right or other agreement to purchase or sell any capital stock of the Company granted by the Company shall be canceled by the holder and the Company. At the Effective Time, the holders of options granted by the Company shall cease to have any rights with respect to shares of Company Common Stock and will only have rights with respect to Parent Preferred Stock as set forth in this Section. The Company shall take such actions as are necessary to ensure that from and after the date hereof the Company shall not grant any rights to purchase any capital stock of the Company.

                  1.8 CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law, a copy of which is set forth on EXHIBIT E to this Agreement.

                  1.9 BYLAWS OF THE SURVIVING CORPORATION. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

                  1.10 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION AND THE PARENT. The directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors shall be duly elected and qualified. The directors and officers of the Parent commencing with the Effective Time shall be those persons listed in Section 6 of the Agreement Regarding Certain Closing and Post Closing Matters of even date.

                                   ARTICLE II

                                     CLOSING

                  2.1 TIME AND PLACE. Subject to the satisfaction or waiver of the provisions of ARTICLE 6, the closing of the Merger (the "Closing") shall take place on July ___, 1999, or on such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date." The Closing shall take place at 520 Madison Avenue (40th Floor), New York, New York 10022 or at such other place or in such other manner (e.g., by telecopy exchange of signature pages with originals to follow by overnight delivery) as the parties hereto may agree.

                  2.2      FILINGS AT THE CLOSING.  At the Closing:

                  (a) Parent, Merger Sub, and the Company shall cause the Certificates of Merger in the form attached as EXHIBITS A AND B to be filed in accordance with the provisions of Section 252 of the DGCL and
         Section 904 of the NYBCL, and take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                  (b) The Parent shall cause a Certificate of Merger of Parent with TEL NC Corp., a wholly-owned subsidiary of Parent in the form attached hereto as EXHIBIT K to be filed in accordance with the provisions of Section 252 of the DGCL pursuant to which the Parent will effect a corporate name change to "Fragrancenet.com, Inc."

                  2.3      DELIVERIES AT THE CLOSING.  At the Closing:

                  (a) Parent and Merger Sub shall execute and/or deliver, and/or cause to be executed and delivered, to the Company and the Shareholders the following:

                           (i) the certificates and other documents and instruments referred to in SECTION 5.3 hereof;

                           (ii) a true and complete copy of the Certificates of Incorporation of each of Parent and Merger Sub, including all amendments thereto, as certified to by an appropriate governmental official and a true and complete copy of the By-laws of each of Parent and Merger Sub, as amended to date, as certified to by the Secretary of the Parent and the Secretary of Merger Sub, respectively;

                           (iii) a copy of the resolutions adopted by the Board of Directors of each of Parent and Merger Sub authorizing the execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby, as certified to by the Secretary of Parent and the Secretary of Merger Sub, respectively;

                           (iv) an opinion of counsel for Parent and Merger Sub in the form of EXHIBIT F attached hereto;

                           (v)      [intentionally deleted]

                           (vi) an Agreement Regarding Certain Closing and Post Closing Matters in the form of EXHIBIT I attached hereto; and

                           (vii)    such other documents as the Company may
                  request.

                  (b) The Company shall, and shall cause the Shareholders to, execute and/or deliver to Parent the following:

                           (i) the certificates and other documents and instruments referred to in SECTION 5.2 hereof;

                           (ii) a true and complete copy of the Certificate of Incorporation of the Company, including all amendments thereto, as certified to by an appropriate governmental official, and a true and complete copy of the By-Laws of the Company, as certified to by the Secretary of the Company;

                           (iii) a true and complete copy of each material contract, agreement, commitment or plan described on any Schedule hereto;

                           (iv) a copy of the resolutions adopted by the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the Plan of Merger by the Company and the consummation of the Merger and other transactions contemplated hereby, as certified to by the Secretary of the Company;

                           (v) a copy of the resolutions adopted by the Shareholders of the Company approving this Agreement and the Certificate of Merger by the Company and the consummation of the Merger and other transactions contemplated hereby, as certified to by the Secretary of the Company;

                           (vi) an opinion of counsel for the Company and Shareholders in the form of EXHIBIT H attached hereto;

                           (vii) an Exchange Agreement executed by each of the Shareholders in the form of EXHIBIT J attached hereto;

                           (viii)   [intentionally deleted]

                           (ix) Cancellation of all stock options, warrants and other rights to acquire the Company Capital Stock to which the Company is a party;

                           (x) an Agreement Regarding Certain Closing and Post Closing Matters in substantially the form of EXHIBIT I attached hereto; and

                           (xi)     such other documents as Parent may request.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                              AND THE SHAREHOLDERS

         The Company and the Shareholders jointly and severally warrant and represent to and covenant with Parent and Merger Sub, except as set forth in the Company Disclosure Schedule, as follows:

                  3.1 DULY ORGANIZED. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of New York. The Company has the corporate power and holds all rights, privileges, franchises, immunities, licenses, permits, authorizations and approvals (governmental or otherwise) necessary to own and operate its properties and to conduct its business as presently conducted, the failure of which to hold would have a Material Adverse Effect. The Company is authorized to enter into and consummate the transactions contemplated under this Agreement and under each other instrument and document required to be executed and delivered by the Company pursuant hereto. Each of Dennis Apfel and Jason Apfel has the legal capacity to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. Growth Capital Partners, L.L.C. is authorized to enter into and consummate the transactions contemplated under this Agreement and under each other document required to be executed and delivered by Growth Capital Partners, L.L.C. pursuant hereto.

                  3.2 QUALIFICATION. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the nature or location of the Company's business or properties requires such qualification, except such jurisdictions in which the failure so to qualify is not likely to have a Material Adverse Effect on the financial condition or operations of the Company. SCHEDULE 3.2 sets forth all jurisdictions in which the Company is qualified to do business as a foreign corporation.

                  3.3 INVESTMENTS. Set forth on SCHEDULE 3.3 is a list of all direct or indirect subsidiaries of the Company. The Company does not own, and on the Closing Date will not own, any securities or any other direct or indirect interest in any corporation, association, trust, partnership, joint venture, limited liability company or other entity nor is the Company bound by any agreement to acquire such securities other than as contemplated by this Agreement.

                  3.4      CAPITAL STOCK.

                  (a) The total number of shares of capital stock and the par value thereof which the Company is authorized to issue, the number of such shares which are issued and outstanding, and the number of treasury shares are set forth on SCHEDULE 3.4. All of the issued and outstanding shares of the Company's Common Stock are now, and will on the Closing Date, be owned by the Shareholders and will be transferred to the Parent free and clear of all mortgages, pledges, liens, security interests, restrictions, adverse claims or charges or third party rights of any kind.

                  (b) There are no outstanding options, warrants, convertible or exchangeable securities or other rights in existence to acquire from the Company any of its shares of capital stock.

                  (c) The issued and outstanding shares of capital stock of the Company as of the date hereof and as of the Closing Date have been and will be duly and validly issued and are fully paid and nonassessable and have not been issued in violation of, and are not subject to, any preemptive rights, and there are no voting trust agreements or other contracts, agreements or arrangements to which either the Company or, to the Company's best knowledge, any of the Shareholders is a party restricting voting or dividend rights or transferability with respect to the outstanding shares of capital stock of the Company.

                  3.5 DUE AUTHORIZATION. The Company has all right, power and authority required for it to enter into, and, subject to the requisite approval of the Shareholders, to perform its obligations under this Agreement and the other Transaction Documents to which it is a party. Subject to Shareholder approval, the Company has taken all corporate actions on its part necessary or appropriate to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated by this Agreement and the other Transaction Documents. This Agreement and the other Transaction Documents have been duly authorized, executed and delivered by the Company and is binding upon and enforceable against the Company in accordance with its terms and conditions; and, when executed and delivered by the Company, the Certificate of Merger will be duly authorized, executed and delivered by the Company and will be binding upon, and enforceable against, the Company in accordance with its terms and conditions. This Agreement has been duly and validly executed and delivered by each of the Shareholders and constitutes a binding obligation of each Shareholder, enforceable against each Shareholder in accordance with its terms.

                  3.6 NO CONFLICTS. Neither the execution nor delivery by the Company or the Shareholders of this Agreement or the other Transaction Documents to which it or they are a party, nor the performance by the Company or the Shareholders of its or their obligations hereunder or thereunder, does or will, after the giving of notice, or the lapse of time, or otherwise:

                  (a) conflict with, result in a breach of, or constitute a default under, (i) the Certificate of Incorporation or By-Laws of the Company or (ii) any federal, state or local law, statute, code, ordinance, rule or regulation applicable to it, (iii) any federal, state or local court or administrative order or process to which the Company is a party or is bound, or (iv) any material contract, agreement, arrangement, commitment, or plan to which the Company is a party, or under which the Company may be obligated, or by which the Company or any of its material rights, properties or assets may be subject or bound;

                  (b) result in the creation of any mortgage, pledge, lien, claim, charge, encumbrance or assessment upon any of the material rights, properties or assets of the Company; or

                  (c) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any material contract, agreement, arrangement, commitment or plan to which the Company is a party, or under which the Company may be obligated, or by which the Company or any of the rights, properties or assets of the Company may be subject or bound.

                  3.7 GOOD TITLE. On March 31, 1999 (the "Balance Sheet Date"), the Company had, and on the date hereof has, and on the Closing Date will have, good and marketable title to all the properties and assets reflected on the Balance Sheet, subject to no mortgages, pledges, security interests, liens, encumbrances or other charges of any kind, except (a) as to personal property sold or otherwise disposed of after the Balance Sheet Date in the ordinary course of business; (b) mechanics', carriers', workmens', repairmens' or other like liens arising or incurred in the ordinary course of business; (c) liens for taxes, assessments and other governmental charges which are not yet due and payable; and (d) other imperfections of title or encumbrances which do not materially impair the use and operations of the Company's assets or properties to which they relate in the operation of the Company's business as presently conducted.

                  3.8 REAL PROPERTY. SCHEDULE 3.8 contains a true and complete list and brief description of all real property owned or leased by the Company, either as lessor or lessee.

                  3.9 LITIGATION. Set forth on SCHEDULE 3.9 is a list of all claims, disputes, investigations, actions, suits or proceedings pending, or threatened against or affecting the Company, or in respect of any Environmental Claim, at law or in equity, before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. To the Knowledge of the Company, there is no reasonable basis for any such claim, dispute, investigation, action, suit or proceeding. The Company is not operating under, or subject to, any governmental order, writ, injunction or decree.

                  3.10 COMPLIANCE WITH LAWS. The Company is not conducting its business or affairs in violation of any applicable federal, state or local law, statute, ordinance, rule, permit or regulation except for violations which individually or in the aggregate would not have a material adverse effect on the financial condition or operations of the Company.

                  3.11 LABOR MATTERS. There have been no violations, such as would have a Material Adverse Effect, of any Federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of, the Company, or the terms and conditions of employment, wages and hours. There is no labor dispute, grievance, strike or request for union representation affecting any of the Company's employees generally pending, or threatened against the Company. The Company is not a party to any collective bargaining agreement and no such contract is currently being negotiated with the Company. No representation question exists or has been raised respecting the employees of the Company, nor are there any campaigns being conducted to solicit cards from the employees of the Company to authorize representation by any labor organization.

                  3.12 FINANCIAL STATEMENTS. The financial statements attached hereto as SCHEDULE 3.12 are true and correct copies of (a) the audited balance sheet of the Company as of March 31, 1998 and 1999 and statements of income for the periods then ended and (b) the audited balance sheet of the Company as of May 31, 1999 and statement of income for the period then ended. Such financial statements are true and correct copies of (a) the unaudited balance sheet of the Company as of March 31, 1999 (the "Balance Sheet") and statements of income for the period then ended, and (b) the unaudited balance sheet of the Company as of May 31, 1999 and statement of income for the period then ended. Such financial statements were prepared from the Company's books and records in accordance with generally accepted accounting principles, subject, in the case of the interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and present fairly in all material respects the financial position, results of operations and changes in cash flows of the Company at the dates and for the periods indicated therein. The accounts receivable reflected in the Financial Statements were generated in the ordinary course and are collectible, subject to the reserves in the financial statements for doubtful accounts. Except for indebtedness for borrowed money to be canceled or otherwise eliminated prior to the Closing, the Company does not have any indebtedness for borrowed money.

                  3.13     UNDISCLOSED BALANCE SHEET LIABILITIES.

                  (a) On the Balance Sheet Date, the Company did not have any material liability of a nature required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles, which was not disclosed, reflected or reserved against in the Company's Balance Sheet; and

                  (b) except to the extent set forth in or reserved against in the Company's latest balance sheet and except for liabilities which have been incurred in the ordinary course of business consistent with past practice, since the Company's Balance Sheet Date, the Company has not incurred any liability of any nature which would be required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles.

                  3.14 ABSENCE OF CERTAIN CHANGES. Since May 31, 1999, there has not been any (a) adverse change in the assets, properties, results of operations or financial condition of the Company which has resulted or is likely to result in a Material Adverse Effect; (b) material damage to or destruction of the assets or properties of the Company, whether or not insured; (c) material changes in the Company's customary methods of operations or the manner in which their business is conducted; or (d) except in the ordinary course of business, sale or transfer of material tangible or intangible assets of the Company, or mortgage, pledge or imposition of any lien on such assets.

                  3.15     CONTRACTS.

                  (a) All contracts and agreements to which the Company is a party or is otherwise bound (collectively, "Contracts") are set forth on SCHEDULE 3.15, except for the following contracts and agreements which are not required to be set forth on SCHEDULE 3.15: (i) any Contract that involves an aggregate payment or commitment of less than $10,000 per year; and (ii) any Contract which is terminable by the Company by notice of not more than 30 days without penalty or payment. All contracts of indemnification by or in favor of the Company, all contracts relating to indebtedness for borrowed money and all guarantees are listed on SCHEDULE 3.15 (regardless of amount involved).

                  (b) Each Contract listed on SCHEDULE 3.15 is in full force and effect. The Company has performed in all material respects all obligations required to be performed by it to date under the Contracts and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder.

                  3.16     INTELLECTUAL PROPERTY.

                  (a) SCHEDULE 3.16 sets forth all patents, trademarks, trade names, service marks and copyrights (whether or not such trademarks, trade names, service marks and copyrights are registered), and all pending applications therefor, owned by the Company, or in which the Company has any interest, which are material to the business of the Company.

                  (b) There is not any claimed or actual infringement or misappropriation by the Company of any valid patent, trademark, trade name, service mark or copyright which relates to the business of the Company and which is owned by any third party, and which will have a material adverse effect on the financial condition or operations of the Company.

                  (c) There is no pending or threatened claim asserted in writing by the Company against others for infringement or misappropriation of any patent, trademark, trade name, service mark or copyright owned by the Company.

                  (d) All applications to register patents, trademarks, trade names, service marks or copyrights which have been filed by or on behalf of the Company, and any resulting registrations are owned by the Company, free and clear of any security interest, lien, encumbrance or any interest of any nature of any third party.

                  3.17 TAXES. The Company has filed or caused to be filed on a timely basis all federal, state, local, foreign and other tax returns, reports and declarations (collectively, "Tax Returns") required to be filed by it and has paid all taxes, including, but not limited to, income, gross receipts, capital stock, profits, stamp, occupation, transfer, value added, excise, franchise, sales, use, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security and workers' compensation taxes and estimated income and franchise tax payments, and interest, penalties, fines, costs and assessments (collectively, "Taxes"), due and payable with respect to the periods covered by such Tax Returns (whether or not reflected thereon). All Tax Returns filed by or on behalf of the Company are true and correct in all material respects except where the failure to be so would not have, individually or in the aggregate, a Material Adverse Effect. There are no tax liens on any of the properties or assets, real, personal or mixed, tangible or intangible, of the Company. No deficiency in Taxes of the Company or for any period has been asserted by any taxing authority which remains unpaid at the date hereof. There are no audits of the Company currently open. No written inquiries or notices have been received by the Company from a taxing authority with respect to possible claims for Taxes which have not been resolved prior to the date hereof, and the Company does not have any reason to believe that such an inquiry or notice is pending or, to the Knowledge of the Parent, threatened, and, to the Knowledge of the Parent, there is no basis for any additional claims or assessments for Taxes. The Company has not agreed to the extension of the statute of limitations with respect to any Tax Returns or tax periods. There are no assessments relating to the Company's Tax Returns pending or, to the Knowledge of the Parent, threatened. The Company has delivered to the Purchaser copies of the federal and state income (or franchise) Tax Returns filed by the Company for the past three years. The Company has never elected, pursuant to Section 1362 of the Code, to be treated as an S corporation as that term is defined in Section 1361 of the Code, for federal and any applicable state and local tax purposes.

                  3.18 EMPLOYEE PLANS. Set forth in SCHEDULE 3.18 of the Company Disclosure Schedule is a list of all pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plans which the Company maintains or sponsors or to which the Company contributes.

                  (a) The Company does not maintain or sponsor, nor is it required to make contributions to, any pension, profit-sharing, bonus, incentive, welfare or other employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements, other than any "multiemployer plan" (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA), being hereinafter referred to as the "Benefit Plans" and such multiemployer plans being hereinafter referred to as the "Multiemployer Plans");

                  (b) Each Benefit Plan complies in all respects with all requirements of ERISA and the Code except where the failure to so comply would not have a Material Adverse Effect;

                  (c) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to such qualification within the period of time prescribed by law;

                  (d) The Company does not maintain, sponsor or contribute to (or is required to contribute to), nor has the Company maintained, sponsored or contributed to or withdrawn from any "defined benefit plan" (within the meaning of Section 3(35) of ERISA) or Multiemployer Plan;

                  (e) The Company has not engaged in, and the Company has no knowledge of any fiduciary or other "disqualified person or party in interest" of any Benefit Plan of the Company that has engaged in, any "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code);

                  (f) Each Benefit Plan that is intended to be qualified under Section 501(a) of the Code as an organization described in Code Section 501(c)(9) has received a favorable determination letter from the Internal Revenue Service as to the tax-exempt status of the organization, within the period of time prescribed by law.

                  3.19 INSURANCE. Set forth on SCHEDULE 3.19 hereto is a list as of the date hereof of the insurance policies maintained by the Company, the coverages of such policies, the annual premium amounts, any unpaid premium amounts, the dates of renewal and expiration, and the dates, if any, of any gaps or lapses in such insurance coverage.

                  3.20 RESTRICTIONS ON SUBSEQUENT DISPOSITIONS. Each of the Shareholders receiving shares of Parent Common Stock in the Merger shall agree not to dispose of any shares in a manner that would cause the Merger to violate the continuity of shareholder interest requirements set forth in Treasury Regulation ss. 1.368-1. Each of the Shareholders receiving shares of Parent Common Stock in the Merger shall represent that such shares are being purchased for his or her own account and for investment and without the intention of reselling or redistributing the same; each such Shareholder shall further acknowledge that the shares to be received in the Merger have not been registered under the Securities Act of 1933 or relevant state securities laws and are, therefore, restricted.

                  3.21 CONDITION OF ASSETS. All of the tangible personal property of the Company is (i) in good operating condition and repair, ordinary wear and tear excepted and (ii) maintained in accordance with sound maintenance practices. The Company's assets are sufficient for the operation of its business in the ordinary course and are suitable for the purpose for which they are being used. The amount of the Company's inventory and supplies currently on hand (i) is sufficient for the operation of the Company's business in the ordinary course based on current levels of operation adjusted for any increased level of operations anticipated by the Company; (ii) has been purchased in the ordinary course of business; (iii) is consistent in quality and quantity with past practices of the Company; and (iv) is not obsolete and is of a quality and quantity usable and salable in the ordinary course of business within twelve
(12) months subsequent to the Closing. All property leased by the Company is in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof. Except as set forth in SCHEDULE 3.21, none of the Shareholders has any direct or indirect interest in any right, property or asset used or required by the Company in the conduct of its business.

                  3.22 TRANSACTIONS WITH AFFILIATES. Since the inception of the Company, no stockholder, director, officer or employee of the Company, nor any ancestor, sibling, descendent or spouse (an "Affiliate") of any such person, or any trust, partnership or corporation in which any of such persons or their Affiliates have a material interest, has had: (i) except for passive investments, any interest in any entity which has purchased, sold or furnished to the Company any goods or services; (ii) a beneficial interest in any lease, contract, commitment or understanding to which the Company is a party or by which it is bound or affected; (iii) except for salary and bonuses in the ordinary course of business consistent with past practices, any interest or claim against the Company or any assets of the Company; or (iv) any interest in any assets used in the business of the Company.

                  3.23 PRODUCTS. No claim for product liability has ever been asserted against the Company and, to the Company's best knowledge, no event has occurred which might give rise to the assertion of any such claim. To the Company's best knowledge, there is no deficiency or inadequacy in the manufacture, design or formulation of any of the Company's products which may hereafter give rise to any such failure or result in any such claim.

                  3.24 PRODUCT WARRANTIES. To the Company's best knowledge, all products sold and services provided by the Company (and the delivery thereof) have been in conformity with all applicable contractual commitments and all express or implied warranties by the Company and its suppliers. To the Company's best knowledge, no liability for any warranty claims exist for the repair or replacement thereof or other damages in connection with such services, sales or deliveries, except for any such claims incurred in the ordinary course of business consistent in amount and character with past experience of the Company. Copies of the standard terms and conditions of sale of the Company (including, without limitation, all warranty provisions) are attached hereto as
SCHEDULE 3.24.

                  3.25     EMPLOYEES.  Attached SCHEDULE 3.25 lists:

                  (a) all employee handbooks and/or manuals relating to the employees of the Company, true and correct copies of which have been delivered to Parent; and

                  (b) all employees of the Company, together with their job descriptions, rates of salary or wages, vacation benefits, and each bonus, deferred compensation, stock option, incentive compensation, severance or termination pay agreement or employment benefit applicable to each such employee, whether formal or informal and whether legally binding or not.

                  3.26     COMPLIANCE WITH ENVIRONMENTAL LAWS.

                  (a) Neither the Company, or to the knowledge of the Company any other user or owner of the Company's owned or leased real property (the "REAL ESTATE") has violated or been threatened with or received a notice, directive, violation report or charge asserting any violation of the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation Recovery Act of 1976 ("RCRA"), the Federal Comprehensive Environmental Responsibility, Cleanup and Liability Act of 1980 ("CERCLA"), the Toxic Substance Control Act of 1976, or any other laws, codes and regulations regulating or otherwise affecting or relating to the environment (collectively, the "ENVIRONMENTAL LAWS"), as the same may have been amended. No action has been taken against the Company or, to the Knowledge of the Company, the Real Estate or any other user or owner of the Real Estate by any federal, state or local department or agency concerning any Environmental Laws. The Company is, and to the

         Knowledge of the Company at all times in the past has been, in compliance with all Environmental Laws. To the Knowledge of the Company, no asbestos, urea formaldehyde or polychlorinated biphenyls or any other hazardous substances are present in, on or under any of the Real Estate. No assets of the Company are required to be upgraded, modified or replaced to be in compliance with Environmental Laws. The Company has duly complied with, and has conducted its business in compliance with, all Environmental Laws.

                  (b) The Company is in compliance with the Environmental Laws, including with respect to the real property leased by the Company listed on SCHEDULE 3.26 hereto and the improvements thereon (all such leased real property and improvements thereon hereinafter referred to collectively as the "Premises"), except where the failure to be in compliance would not have a Material Adverse Effect.

                  (c) The Company has obtained all required Federal, state and local permits, licenses, certificates and approvals (the "Environmental Permits") relating to (i) air emissions, (ii) discharges to surface water or ground water, (iii) noise emissions, (iv) solid or liquid waste disposal, and (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any Environmental Law, as hazardous or potentially hazardous (including, without limitation, (1) any chemical, compound, material or substance that is defined, listed in, or otherwise classified pursuant to, any of the Environmental Laws as a "hazardous substance", "hazardous material", "hazardous waste", "toxic substance" or "toxic pollutant" and (2) petroleum, natural gas, natural gas liquids, liquified natural gas, and synthetic gas) (collectively, "Hazardous Substances")), except where the failure to have obtained or maintained any such Environmental Permit would not have a Material Adverse Effect.

                  (d) To the Knowledge of the Company, no violation of any Environmental Law exists, and the Company has not received any written notice of violations of any Environmental Law which have not been cured, relating to the use, ownership or occupancy of any of the Premises, except for any violations which would not have a Material Adverse Effect.

                  (e) To the Knowledge of the Company, it has not engaged in the generation, storage, treatment, recycling, transportation or disposal of any Hazardous Substance, except in compliance with applicable Environmental Laws, except where the failure to be in compliance would not have a Material Adverse Effect.

                  (f) Neither Company nor any subsidiary (or any former subsidiary) has received notice of, nor does the Company or any subsidiary know of any facts which may give rise to, any Environmental Claim made or threatened against or affecting the Company or any subsidiary.

                  (g) None of the Premises, nor, to the Knowledge of the Company, any real property to which the Company has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances, is listed on the National Priorities List promulgated pursuant to

         CERCLA, on CERCLIS (as defined in CERCLA) or on any similar Federal, state or foreign list of sites requiring investigation or clean-up.

                  3.27 LICENSES; PERMITS. The Company is in compliance with and has all permits, registrations and authorizations required by all applicable laws in the operation of the Company's business except where noncompliance would not have a material adverse effect on the financial condition or operations of the Company. Attached hereto as SCHEDULE 3.27 is a true and complete list of all licenses, permits, registrations and authorities issued or granted to the Company by local, state or federal government authorities or agencies. The Company is not in breach or violation of any applicable law relating thereto and all such licenses, registrations, permits and authorizations are current and effective except where a breach or violation or the absence of such licenses, registrations, permits or authorizations would not have a material adverse effect on the financial condition or operations of the Company. All of the permits set forth on SCHEDULE 3.27 are in full force and effect and the Company has not engaged in any activity which would cause or permit revocation or suspension of any such permit, and no action or proceeding looking to or contemplating the revocation or suspension of any such permit is pending or threatened.

                  3.28     ACCOUNTS; SAFE DEPOSIT BOXES. Attached hereto as
SCHEDULE 3.28 is a true and complete list of the bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and those persons authorized to sign thereon.

                  3.29 BROKERAGE. No broker, investment banker or other person is entitled to any brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

                  3.30     COMPENSATION AND EMPLOYMENT AGREEMENTS. Set forth in
SCHEDULE 3.30 of the Company Disclosure Schedule is a complete and accurate list of (a) all agreements, plans, arrangements or commitments with employees, shareholders, consultants, independent contractors, sales representatives, agents or any family members of any employee, shareholder, consultant or agent, with regard to compensation, benefits or perquisites and (b) all full-time and part-time employees and their respective positions, job categories and salaries. All bonuses heretofore granted to employees have been paid in full to such employees. Neither the execution of this Agreement nor the transactions contemplated by this Agreement will result in any liability for severance pay or similar payment requirements to any employee, sales representative, independent contractor, consultant, distributor, agent or affiliate of the Company. Set forth in SCHEDULE 3.30 is a list of all of the directors and officers of the Company since December 31, 1998.

                  3.31 CONSENTS. No consents, approvals or authorizations of, or filings with, any governmental authority or any other person or entity are required in connection with the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby to be consummated by the Company, except where the failure to obtain such consents, approvals, or authorizations, or make such filings, would not have a Material Adverse Effect.

                  3.32 YEAR 2000. All items, products, software, components and systems used in the operation of the business of the Company, which incorporate the processing of dates or date-related data (including, but not limited to, representing, calculating, comparing and sequencing), including, but not limited to, computer systems, infrastructure items, software applications, hardware and related equipment and utilities ("Components"), developed, in whole or part, by the Company and its Subsidiaries are currently Y2K-compliant, except as set forth in SCHEDULE
3.32 and except for such non-compliance as would not have a Material Adverse Effect. The Company has used commercially reasonable efforts to obtain (i) commitments that all its vendors are or will be Y2K-compliant by November 30, 1999, and (ii) enforceable agreements with each such vendor setting forth details of plans and schedules to achieve Y2K- compliance and agreed-upon penalties for failure to achieve full compliance pursuant to such schedules. "Y2K-compliant" shall mean able to provide specific dates and calculate spans of dates, and to record, store, process and provide true and accurate dates and calculations for dates and spans of dates within and between the twentieth and twenty-first centuries prior to, including and following January 1, 2000, including by: (i) correctly processing day and date calculations; (ii) recognizing September 9, 1999 and January 1, 2001 as valid dates; (iii) recognizing the year 2000 as a leap year having 366 days, and correctly processing February 29, 2000 as a valid leap year date; (iv) employing only four-digit year representations in software, components and systems owned or operated in connection with the Company and its Subsidiaries; and (v) incorporating interface programs sufficient to translate accurately to four-digit format (without any burden of interpretation) any two-digit year representations included in software, components or systems, including but not limited to external databases, data warehouses, software systems and user interfaces that send data to or receive data from software, components or systems used in the Business.

                  3.33 NO DIVIDENDS, LOANS, ETC. Subsequent to December 31, 1998, the Company has not (i) declared or paid any dividend (whether in cash, in property or otherwise) or made any other distribution of any kind in respect of its capital stock, and the Company has no obligation (contingent or otherwise) to pay any dividends or make any other distribution of any kind, or (ii) purchased, redeemed or otherwise acquired or disposed of or issued any shares of capital stock or any notes, bonds or other securities of any kind and has no obligation (contingent or otherwise) to do any of the foregoing. The Company has paid on a timely basis (i) all amounts due and payable under Company indebtedness, leases and other contractual obligations and (ii) all other amounts due and payable to any persons or entities. The Company does not have any outstanding loans or advances to any of the Shareholders or to any family member of any of the Shareholders or to any affiliate of any such Shareholder.

                  3.34 BOOKS AND RECORDS. The books and records of the Company are true and correct in all material respects, have been maintained in accordance with GAAP consistently applied and in accordance with good business practices and accurately reflect the basis for the financial position and results of operations of the Company set forth in the Financial Statements. True and complete copies of all of such books and records have been made available for inspection by the Parent and its representatives.

                  3.35 WARRANTIES TRUE AND CORRECT. No warranty or representation by the Company contained in this Agreement or in any writing to be furnished pursuant hereto contains or will contain any untrue statement of fact or omits or will omit to state any material fact required to make the warranties or representations herein or therein contained not misleading. The Company has disclosed to Parent in the Schedules attached hereto all material adverse facts known to the Company relating to the Company, its assets or business.

                  3.36 CERTAIN DEFINITIONS. The following terms when used in this Article III shall have the meanings assigned to them below:

                  "Environmental Claim" means any notice or claim by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the generation, treatment, storage, transportation or recycling of any Hazardous Substance or the presence, or release, discharge, disposal or emission into the environment, of any Hazardous Substances at the Premises or any other real property, whether or not presently or formerly owned or leased by the Parent or a subsidiary or (ii) any violation, or alleged violation, of any Environmental Laws.

                  "Knowledge of the Company" shall mean, with respect to a particular fact or other matter, that (i) any individual who is a director or executive officer of the Company is actually aware of such fact or other matter or (ii) any such individual in the satisfaction of his duties as a director or executive officer of the Company would be reasonably expected to discover or otherwise to be or to become aware of such fact or other matter in the course of conducting the operations and business of the Company.

                  "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, businesses, results of operations or financial condition of the Company, taken as a whole, and in any case after application of the proceeds of any insurance or indemnity under any contract or agreement to which the Company is a party or, a material adverse effect on the ability of the Company to consummate the Merger as provided in Article I of this Agreement; provided that the term "Material Adverse Effect" as used herein shall not include any effect attributable to changes in the economy (of the United States or any other country) generally, changes in the industries in which the Company engages, or seasonality of the businesses of the Company.

                  "Transaction Documents" shall mean this Agreement, the Certificate of Merger and the documents to be delivered pursuant to Section 2.3 or contemplated thereunder.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

         The Parent and Merger Sub hereby jointly and severally warrant and represent to and covenant with the Company and the Shareholders, except as set forth in the Parent Disclosure Schedule, as follows:

                  4.1 DULY ORGANIZED. Each Group Member is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Each Group Member has the corporate power and holds all rights, privileges, franchises, immunities, licenses, permits, authorizations and approvals (governmental or otherwise) necessary to own and operate its properties and to conduct its business as presently conducted, the failure of which to hold would have a Material Adverse Effect. Each Group Member is authorized to enter into and consummate the transactions contemplated under this Agreement and under each other instrument and document required to be executed and delivered by the Parent or Merger Sub pursuant hereto.

                  4.2 QUALIFICATION. Each Group Member is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the nature or location of the business or properties of such Group Member requires such qualification, except such jurisdictions in which the failure so to qualify is not likely to have a material adverse effect on the financial condition or operations of such Group Member. SCHEDULE 4.2 sets forth all jurisdictions in which the Group Members are qualified to do business as a foreign corporation.

                  4.3 INVESTMENTS. Set forth on SCHEDULE 4.3 is a list of all direct or indirect Subsidiaries of the Parent. Neither the Parent nor any other Group Member owns, and on the Closing Date will not own, any securities or any other direct or indirect interest in any corporation, association, trust, partnership, joint venture, limited liability company or other entity nor is the Parent nor any Group Member bound by any agreement to acquire such securities or interests other than as contemplated by this Agreement.

                  4.4      CAPITAL STOCK.

                  (a) The total number of shares of capital stock and the par value thereof which the Parent and each Group Member is authorized to issue, the number of such shares which are issued and outstanding, and the number of treasury shares are set forth on SCHEDULE 4.4.

                  (b) Except as set forth on SCHEDULE 4.4, there are no other outstanding options, warrants, convertible or exchangeable securities or other rights to acquire shares of capital stock of any Group Member.

                  (c) The shares of Parent Common Stock and Parent Preferred Stock to be issued to the Shareholders of the Company in the Merger will be at the Effective Time duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth on SCHEDULE 4.4, there are no voting trust agreements or other contracts, agreements or arrangements to which either the Parent or, to the best of its knowledge, its shareholders is a party restricting voting or dividend rights or transferability with respect to the outstanding shares of capital stock of the Parent.

                  (d) All of the outstanding shares of capital stock of each Group Member have been duly and validly authorized and issued and are fully paid and non-assessable and all of the outstanding shares of FAC, Inc. and Tel NC Corporation are owned of record by Parent.

                  4.5 DUE AUTHORIZATION. Each of Parent and Merger Sub has all right, power and authority required for it to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. Each of Parent and Merger Sub has taken all corporate actions on its part necessary or appropriate to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and each of this Agreement and the other Transaction Documents to which it is a party has been duly authorized, executed and delivered by each of Parent and Merger Sub and is binding upon, and enforceable against each in accordance with its terms and conditions.

                  4.6 NO CONFLICTS. Neither the execution and delivery of this Agreement and the other Transaction Documents by Parent or Merger Sub, nor the performance of their respective obligations hereunder or thereunder, does or will, after the giving of notice, or the lapse of time, or otherwise:

                  (a) conflict with, result in a breach of, or constitute a default under (i) the Articles of Incorporation or By-Laws of Parent or Merger Sub, or (ii) any federal, state or local law, statute, code, ordinance, rule or regulation applicable to any Group Member, (iii) any federal, state or local court or administrative order or process to which any Group Member is a party or is bound, or (iv) any material contract, agreement, note, debt instrument, security agreement, mortgage, arrangement, commitment or plan to which any Group Member is a party, or under which any Group Member may be obligated, or by which any Group Member or any of its material rights, properties or assets may be subject or bound;

                  (b) result in the creation of any mortgage, pledge, lien, claim, charge, encumbrance or assessment upon any of the material rights, properties or assets of any Group Member; or

                  (c) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any material contract, agreement, arrangement, commitment or plan to which any Group Member is a party, or under which any

         Group Member may be obligated, or by which any Group Member or any of the rights, properties or assets of any Group Member may be subject or bound.

                  4.7 LITIGATION. Set forth on SCHEDULE 4.7 is a list of all claims, disputes, investigations, actions, suits or proceedings pending, or to the Knowledge of Parent, threatened against or affecting any Group Member, or in respect of any Environmental Claim. To the Knowledge of the Parent, there is no reasonable basis for any such claim, dispute, investigation, action, suit or proceeding or Environmental Claim. No Group Member is operating under or subject to, any governmental order, writ, injunction or decree.

                  4.8 COMPLIANCE WITH LAWS. Neither Parent nor any Group Member is conducting its business or affairs in violation of any applicable federal, state or local law, statute, ordinance, rule, permit or regulation except for violations which individually and in the aggregate would not have a Material Adverse Effect.

                  4.9 FINANCIAL STATEMENTS. The financial statements attached hereto as SCHEDULE 4.9 are true and correct copies of (a) the audited balance sheet of the Parent as of December 31, 1997 and 1998 and statements of income for the periods then ended and (b) the unaudited balance sheet of the Parent as of June 30, 1999 and statement of income for the period then ended. Such financial statements were prepared from the Parent's books and records in accordance with generally accepted accounting principles, subject, in the case of the interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes that, if presented, would not differ materially from those included in the audited financial statements of the Parent for the fiscal year ended December 31, 1998 consistently applied, and present fairly in all material respects the financial position, results of operations and changes in cash flows of the Parent at the dates and for the periods indicated therein. Except for indebtedness for borrowed money to be canceled or otherwise eliminated prior to Closing, no Group Member has any indebtedness for borrowed money.

                  4.10     UNDISCLOSED BALANCE SHEET LIABILITIES.

                  (a) On June 30, 1998, Parent did not have any material liability of a nature required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles, which was not disclosed, reflected or reserved against in the Parent's balance sheet as of that date; and

                  (b) except to the extent set forth in or reserved against in the Parent's latest balance sheet and except for liabilities which have been incurred in the ordinary course of business consistent with past practice, since December 31, 1998, the Parent has not incurred any liability of any nature which would be required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles.

                  4.11 ABSENCE OF CERTAIN CHANGES. Since December 31, 1998 there has not been any (a) adverse change in the assets, properties, results of operations or financial condition of the Group which has resulted or is likely to result in a Material Adverse Effect; (b) material damage to or destruction of the assets or properties of the Group, whether or not insured; (c) material changes in the Group's customary methods of operations or the manner in which their business is conducted; or (d) except in the ordinary course of business, sale or transfer of material tangible or intangible assets of the Group, or mortgage, pledge or imposition of any lien on such assets.

                  4.12     CONTRACTS.

                  (a) All contracts and agreements to which any Group Member is a party or is otherwise bound (collectively, "Contracts") are set forth on SCHEDULE 4.12, except for the following contracts and agreements which are not required to be set forth on SCHEDULE 4.12: (i) any Contract that involves an aggregate payment or commitment by the Group of less than $5,000 per year and of $10,000 in the aggregate;
         (ii) any Contract which is terminable by notice of not more than 30 days without penalty or other payment. All contracts of indemnification, by or in favor of any Group Member, all documents or agreements relating to indebtedness for borrowed money of any Group Member and all guarantees by or in favor of any Group Member are listed in SCHEDULE 4.12 (in each case regardless of amount involved).

                  (b) Each Contract listed on SCHEDULE 4.12 is in full force and effect. The Group Member party to such Contract has performed in all material respects all obligations required to be performed by it to date under such Contract and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder.

                  4.13 TAXES. Each Group Member has filed or caused to be filed on a timely basis all federal, state, local, foreign and other tax returns, reports and declarations (other than returns for the current year for which timely extensions have been filed) (collectively, "Tax Returns") required to be filed by it and has paid all taxes, including, but not limited to, income, gross receipts, capital stock, profits, stamp, occupation, transfer, value added, excise, franchise, sales, use, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security and workers' compensation taxes and estimated income and franchise tax payments, and interest, penalties, fines, costs and assessments (collectively, "Taxes"), due and payable with respect to the periods covered by such Tax Returns (whether or not reflected thereon). All Tax Returns filed by or on behalf of each Group Member are true and correct in all material respects except where the failure to be so would not have, individually or in the aggregate, a Material Adverse Effect. There are no Tax Liens on any of the properties or assets, real, personal or mixed, tangible or intangible, of any Group Member. No deficiency in Taxes of any Group Member or for any period has been asserted by any taxing authority which remains unpaid at the date hereof. There are no audits of any Group Member currently open. No written inquiries or notices have been received by any Group Member from a taxing authority with respect to possible claims for Taxes which have not been resolved prior to the date hereof, and no Group Member has any reason to believe that such an inquiry or notice is pending or, to the Knowledge of the Parent, threatened, and, to the Knowledge of the Parent, there is no basis for any additional claims or assessments for Taxes. No Group Member has agreed to the extension of the statute of limitations with respect to any Tax Returns or tax periods. There are no assessments relating to any Group Member's Tax Returns pending or, to the Knowledge of the Parent, threatened. Each Group Member has delivered to the Purchaser copies of the federal and state income (or franchise) Tax Returns filed by each Group Member for the past three years. No Group Member has ever elected, pursuant to Section 1362 of the Code, to be treated as an S corporation as that term is defined in Section 1361 of the Code, for federal and any applicable state and local tax purposes.

                  4.14 BROKERAGE. No broker, investment banker or other person is entitled to any brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Parent or any Group Member.

                  4.15 REPORTS. Parent has filed all forms, reports, registration statements, and other documents required to be filed by it with the Securities and Exchange Commission ("SEC") since [December 31, 1995] and to the best of the Parent's actual knowledge without investigation, the Parent has filed all forms, reports, registration statements, and other documents required to be filed by it with the SEC since December 31, 1992 (all such forms, reports, registration statements and other documents, together with any amendments thereto, are referred to as the "Parent SEC Filings"). As of their respective dates, the Parent SEC Filings (i) complied in all material respects with the applicable requirements of the Securities Act of 1933 (the "1933 Act") and the Exchange Act of 1934 (the "1934 Act"), as the case may be, and (ii) did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements included or incorporated by reference in the Parent SEC Filings, including but not limited to Parent's audited financial statements at and for the year ended December 31, 1998, and the unaudited interim financial statements at and for the periods commencing on or after January 1, 1999 included or incorporated by reference in the forms, reports, registration statements and other documents filed by the Parent with the SEC (i) were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited financial statements, as permitted by Form 10- QSB filed with the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), subject, in the case of unaudited interim financial statements, to the absence of notes and to year-end adjustments, (ii) complied as of the respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly represent in all material respects the consolidated financial position of the Parent and its consolidated subsidiaries as of the dates thereof and the consolidated income, cash flows, and changes in the shareholders' equity of Parent and its consolidated subsidiaries for the periods involved, except as otherwise noted therein and subject, in the case of unaudited statements, to normal year-end audit adjustments.

                  4.16 EMPLOYEE BENEFIT PLANS. Set forth in SCHEDULE 4.16 of the Parent Disclosure Schedule is a list of all pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plans which any Group Member maintains or sponsors or to which any Group Member contributes.

                  (a) No Group Member maintains or sponsors, nor is it required to make contributions to, any pension, profit-sharing, bonus, incentive, welfare or other employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements, other than any "multiemployer plan" (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA), being hereinafter referred to as the "Benefit Plans" and such multiemployer plans being hereinafter referred to as the "Multiemployer Plans");

                  (b) Each Benefit Plan complies in all respects with all requirements of ERISA and the Code except where the failure to so comply would not have a Material Adverse Effect;

                  (c) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to such qualification within the period of time prescribed by law;

                  (d) No Group Member maintains, sponsors or contributes to (or is required to contribute to), nor since January 1, 1993 has any Group Member or any direct or indirect subsidiary or former direct or indirect subsidiary of Parent maintained, sponsored or contributed to or withdrawn from any "defined benefit plan" (within the meaning of Section 3(35) of ERISA) or Multiemployer Plan;

                  (e) None of the Parent, the Merger Sub or any Group Member has engaged in, and the Parent has no knowledge of any fiduciary or other "disqualified person or party in interest" of any Benefit Plan of any Group Member that has engaged in, any "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code);

                  (f) Each Benefit Plan that is intended to be qualified under Section 501(a) of the Code as an organization described in Code Section 501(c)(9) has received a favorable determination letter from the Internal Revenue Service as to the tax-exempt status of the organization, within the period of time prescribed by law.

                  4.17     ENVIRONMENTAL.

                  (a) Each Group Member is in compliance with the Environmental Laws, including with respect to the real property leased by Group Members listed on SCHEDULE 4.17 hereto and the improvements thereon (all such leased real property and improvements thereon hereinafter referred to collectively as the "Premises"), except where the failure to be in compliance would not have a

Material Adverse Effect. Each Group Member has duly complied with, and has conducted its business in compliance with, all Environmental Laws.

                  (b) Each Group Member has obtained all required Federal, state and local permits, licenses, certificates and approvals (the "Environmental Permits") relating to (i) air emissions, (ii) discharges to surface water or ground water, (iii) noise emissions, (iv) solid or liquid waste disposal, and (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any Environmental Law, as hazardous or potentially hazardous (including, without limitation, (1) any chemical, compound, material or substance that is defined, listed in, or otherwise classified pursuant to, any of the Environmental Laws as a "hazardous substance", "hazardous material", "hazardous waste", "toxic substance" or "toxic pollutant" and (2) petroleum, natural gas, natural gas liquids, liquified natural gas, and synthetic gas) (collectively, "Hazardous Substances")), except where the failure to have obtained or maintained any such Environmental Permit would not have a Material Adverse Effect.

                  (c) To the Knowledge of the Parent, no violation of any Environmental Law exists, and no Group Member or any former Group Member has received any written notice of violations of any Environmental Law which have not been cured, relating to the use, ownership or occupancy of any of the Premises.

                  (d) To the Knowledge of the Parent, no Group Member or former Group Member has engaged in the generation, storage, treatment, recycling, transportation or disposal of any Hazardous Substance, except in compliance with applicable Environmental Laws.

                  (e) Neither the Parent nor any subsidiary (or any former subsidiary) has received notice of, nor to the Knowledge of Parent are there any facts which may give rise to, any Environmental Claim made or threatened against or affecting the Parent or a Group Member or former Group Member.

                  (f) None of the Premises, nor, to the Knowledge of the Parent, any real property to which any Group Member or former Group Member has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances, is listed on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar Federal, state or foreign list of sites requiring investigation or clean-up.

                  (g) To the Knowledge of the Parent, no polychlorinated biphenyls, radioactive material, urea formaldehyde, lead, asbestos, asbestos-containing material or underground storage tank (active or abandoned) is or has been present at the Premises.

                  4.18 CONSENTS. No consents, approvals or authorizations of, or filings with, any governmental authority or any other person or entity are required in connection with the execution and delivery of this Agreement by the Parent and the Merger Sub and the consummation of the transactions contemplated hereby, except where the failure to obtain such consents, approvals, or authorizations, or make such filings, would not have a Material Adverse Effect.

                  4.19 INSURANCE. Set forth on SCHEDULE 4.19 hereto is a list as of the date hereof of the insurance policies maintained by each of the Group Members, the coverages of such policies, the annual premium amounts, any unpaid premium amounts, the dates of renewal and expiration, and the dates, if any, of any gaps or lapses in such insurance coverage.

                  4.20 LABOR RELATIONS. There have been no violations, such as would have a Material Adverse Effect, of any Federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of, any Group Member, or the terms and conditions of employment, wages and hours. No Group Member is subject to any labor strikes, stoppages or lockouts and none of them is a party to any contract or agreement with any labor organization or other representative of its employees.

                  4.21 INTELLECTUAL PROPERTY. Neither the Parent nor the Merger Sub own, in whole or in part, or has any rights to, any patents, trademarks, trade names, service marks or copyrights (nor any registrations or pending applications therefor) or other intellectual property rights (collectively, "Intellectual Property"). There are no claims asserted or, to the Knowledge of the Parent, threatened, nor is there a basis for any claim that any Group Member is infringing upon, or otherwise violating, the rights of any third party with respect to any Intellectual Property.

                  4.22     TRANSACTIONS WITH AFFILIATES. Set forth in Schedule
4.22 is a list of all transactions between the Parent and any Affiliate of Parent occurring since December 31, 1996. Except as set forth on Schedule 4.22, no Affiliate of the Parent or the Merger Sub is a party to any transaction or arrangement with the Parent or any Group Member.

                  4.23 COMPENSATION AND EMPLOYMENT AGREEMENTS. Neither the Parent nor any Group Member has any employees, other than John C. Shaw who serves as Chief Executive Officer and Chief Financial Officer of the Parent and the Merger Sub. Set forth in SCHEDULE 4.23 of the Parent Disclosure Schedule is a complete and accurate list of (a) all agreements, plans, arrangements or commitments with employees, shareholders, consultants, independent contractors, sales representatives, agents or any family members of any employee, shareholder, consultant or agent, with regard to compensation, benefits or perquisites. All bonuses heretofore granted to employees have been paid in full to such employees. Neither the execution of this Agreement nor the transactions contemplated by this Agreement will result in any liability for severance pay or similar payment requirements to any employee, sales representative, independent contractor, consultant, distributor, agent or affiliate of the Parent. Set forth in SCHEDULE 4.23 is a list of the directors and officers of each Group Member in office at any time since December 31, 1998.

                  4.24 NO DIVIDENDS, LOANS, ETC. Subsequent to December 31, 1998, the Parent has not (i) declared or paid any dividend (whether in cash, in property or otherwise) or made any other distribution of any kind in respect of its capital stock, and the Parent has no obligation (contingent or otherwise) to pay any dividends or make any other distribution of any kind, or (ii) purchased, redeemed or otherwise acquired or disposed of or issued any shares of capital stock or any notes, bonds or other securities of any kind and has no obligation (contingent or otherwise) to do any of the foregoing. The Parent has paid on a timely basis (i) all amounts due and payable under Parent indebtedness, leases and other contractual obligations and (ii) all other amounts due and payable to any persons or entities.

                  4.25     TITLE TO ASSETS; CONDITION OF PROPERTY.

                  (a) The Parent has good, valid and marketable title to all of its properties and assets, real, personal and mixed, tangible and intangible, including, without limitation, the properties and assets reflected in the Balance Sheet (except for assets leased under leases set forth in SCHEDULE 4.25(a) of the Parent Disclosure Schedule, and except for accounts receivable collected upon and inventory disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practices), free and clear of all liens except for the liens listed on SCHEDULE 4.25(b) of the Parent Disclosure Schedule securing certain equipment used by the Parent and described thereon (the "Permitted Equipment Liens") and permitted encumbrances (collectively, "Permitted Liens").

                  (b) The assets and properties (including, without limitation, all equipment and the improvements, fixtures and appurtenances on or to the Premises) owned or leased by the Parent pursuant to written leases set forth in SCHEDULE 4.25(a) of the Parent Disclosure Schedule are in good operating condition and repair, normal wear and tear excepted, and have been maintained and serviced in accordance with the prudent conduct of business, are suitable for the purposes for which they presently are being used and constitute all of the assets and properties used in the operations of, and necessary to operate, the business as presently conducted. The Parent and the Group Members presently do not conduct any business. None of the assets or properties owned or leased by the Parent (or uses to which they are put) fails to conform in any material respect with any applicable agreement, law, ordinance or regulation. Except with respect to assets leased pursuant to valid leases set forth in SCHEDULE 4.25(a) of the Parent Disclosure Schedule, the Parent owns all of the properties and assets located at or on the Premises and owns all of the properties and assets necessary for the conduct of the business.

                  4.26 POWER OF ATTORNEY; BANK ACCOUNTS. The Parent has not granted any power of attorney (revocable or irrevocable) to any person, firm or corporation for any purpose whatsoever. Set forth in SCHEDULE 4.26 of the Parent Disclosure Schedule is a complete and accurate list of (i) the name of each institution in which any Group Member has a bank account, securities account, safe-deposit box, lockbox account or any other account, the title and number of such accounts and the names of all persons authorized to draw thereon or have access thereto and (ii) all marketable securities and all other notes or other obligations evidenced by written instruments and attributable to, or utilized in, any aspect of the business and reflected in the Financial Statements or thereafter acquired by any Group Member.

                  4.27 BOOKS AND RECORDS. The books and records of the Group Members are true and complete in all material respects, have been maintained in accordance with GAAP consistently applied and in accordance with good business practices and accurately reflect the basis for the financial position and results of operations of the Group Member set forth in the Financial Statements. True and complete copies of all of such books and records have been made available for inspection by the Company and its representatives.

                  4.28 PERMITS; AUTHORIZATIONS. Set forth in SCHEDULE 4.28 hereto is a complete and accurate list of all the permits, licenses, approvals, franchises and authorizations (collectively the "Permits") held by each Group Member. The Parent and the Group Members presently do not conduct any business. The Permits set forth in SCHEDULE 4.28 hereto are all the Permits required for the conduct of the business. All the Permits set forth in SCHEDULE 4.28 hereto are in full force and effect and the Parent has not engaged in any activity which would cause or permit revocation or suspension of any such Permit, and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or, to the Knowledge of the Parent, threatened. There are no existing defaults or events of default or events or states of fact which with notice or lapse of time or both would constitute a default by the Parent.

                  4.29 REAL PROPERTY. SCHEDULE 4.29 contains a true and complete list and brief description of all real property owned or leased by the Parent and the Group Members, either as lessor or lessee.

                  4.30 WARRANTIES TRUE AND CORRECT. No warranty or representation by the Parent and/or Merger Sub contained in this Agreement or in any writing to be furnished pursuant hereto contains or will contain any untrue statement of fact or omits or will omit to state any material fact required to make the warranties or representations herein or therein contained not misleading.

                  4.31 CERTAIN DEFINITIONS. The following terms when used in this Agreement shall have the meanings assigned to them below:

                  "Affiliate" shall mean a person or entity who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

                  "Environmental Claim" means any notice or claim by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the generation, treatment, storage, transportation or recycling of any Hazardous Substance or the presence, or release, discharge, disposal or emission into the environment, of any Hazardous Substances at any real property, presently or formerly owned or leased by the Parent or any direct or indirect subsidiary of Parent or former direct or indirect subsidiary of Parent or (ii) any violation, or alleged violation, of any Environmental Laws (as defined in Section 3.26).

                  "Group" shall mean the Parent and its direct and indirect subsidiaries, taken as a whole.

                  "Group Member" shall mean, individually, the Parent and each of its direct and indirect subsidiaries.

                  "Knowledge of the Parent" shall mean, with respect to a particular fact or other matter, that (i) any individual who is a director or executive officer of the Parent, the Merger Sub or any Group Member is actually aware of such fact or other matter or (ii) any such individual in the satisfaction of his duties as a director or executive officer of the Parent, the Merger Sub or any Group Member would be reasonably expected to discover or otherwise to be or to become aware of such fact or other matter in the course of conducting the operations and business of the Parent, Merger Sub or Group Member.

                  "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, businesses, results of operations or financial condition of the Group, taken as a whole, and in any case after application of the proceeds of any insurance or indemnity under any contract or agreement to which any Group Member is a party or, a material adverse effect on the ability of the Parent or the Merger Sub to consummate the Merger as provided in Article I of this Agreement; provided that the term "Material Adverse Effect" as used herein shall not include any effect attributable to changes in the economy (of the United States or any other country) generally, changes in the industries in which any Group Member engages, or seasonality of the businesses of any Group Member.

                  "Transaction Documents" shall mean this Agreement, the Certificate of Merger and the documents to be delivered pursuant to Section 2.3 or contemplated thereunder.

                  "Subsidiary" (or its plural) as used in this Agreement with respect to the Parent or any other person shall mean any corporation, partnership, joint venture or other legal entity of which the Parent, or such other person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                                    ARTICLE V

                               CLOSING CONDITIONS

                  5.1 CONDITIONS TO OBLIGATIONS OF PARENT, MERGER SUB, AND THE COMPANY. The respective obligations of each party to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

                  (a) None of Parent, Merger Sub, TEL NC Corp. or the Company shall be subject to any final order, decree, or injunction of a court of competent jurisdiction within the United States that is then in effect and (i) has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger, or (ii) would impose any material limitation on the ability of Parent to effectively exercise full rights of ownership of the stock of the Surviving Corporation or of the Surviving Corporation to own and operate the assets and business of the Company.

                  (b) The approval of the Shareholders of the Company referred to in SECTION 2.3(b)(v) hereof shall have been obtained, in accordance with the corporate laws of the state of New York and the Company's Certificate of Incorporation and Bylaws.

                  5.2 CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The respective obligations of Parent and Merger Sub to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any or all of which may be waived by Parent, in whole or in part, to the extent permitted by applicable law:

                  (a) Neither the Company nor the Shareholders shall have terminated this Agreement.

                  (b) The warranties and representations made by the Company herein and by the Shareholders in the Exchange Agreements to Parent and Merger Sub shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and the Company and the Shareholders shall have performed and complied in all material respects with all agreements, covenants and conditions on their respective parts required to be performed or complied with on or prior to the Closing Date; and at the Closing, Parent and Merger Sub shall have received a certificate executed by the Company and the Shareholders to the foregoing effect.

                  (c) No court or other governmental Person shall have issued an order which shall be in effect on the Closing Date restraining or prohibiting the consummation of the transactions contemplated hereby.

                  (d) All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement (including the approval of the Agreement by the Board of Directors of the Company) and all documents incident thereto shall be reasonably satisfactory in all material respects and in form and substance to Parent and its counsel, and Parent shall have received copies of such documents as Parent and its counsel may reasonably request in connection with said transactions.

                  (e) The approval or consent of all United States agencies and all state and local governmental bodies and agencies as may be necessary to consummate the transactions contemplated hereunder shall have been received.

                  (f) The Company shall have delivered on the date of the Closing to Parent the Company's audited financial statements for fiscal years ending March 31, 1998 and March 31, 1999 and the unaudited financial statements for the period ended May 31, 1999.

                  (g) The Company shall have prepared and delivered to the Parent all of the Schedules to this Agreement.

                  (h) In accordance with the Company's Certificate of Incorporation and Bylaws and New York corporate law, the Company shall have duly approved the transactions contemplated by this Agreement.

                  (i) All Shareholders of the Company shall have executed Exchange Agreements for the benefit of Parent representing, among other things, good title to the Company Common Stock owned by such Shareholder and acknowledging the securities law restrictions applicable to the Parent Common Stock that they will receive.

                  (j) There shall not have been since the date hereof any termination of employment (excluding any termination due to death or disability) involving the Chief Executive Officer or a majority of the other executive officers of the Company as of the date hereof, or any notice or announcement that such Chief Executive Officer or a majority of such other executive officers of the Company as of the date hereof will not continue their employment with the Surviving Corporation after the Merger.

                  (k) The Shareholders of the Company shall have duly approved the transactions contemplated by this Agreement.

                  (l) The Company and the Shareholders shall have delivered to the Parent the items pursuant to Section 2.3(b).

                  5.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable law:

                  (a) Neither Parent nor the Merger Sub shall have terminated this Agreement.

                  (b) All warranties and representations made by Parent and Merger Sub herein to the Company shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and Parent and Merger Sub shall have performed and complied in all material respects (except for the payment obligations which shall be absolute) with all agreements, covenants and conditions on their part required to be performed or complied with on or prior to the Closing Date; and at the Closing, the Company shall have received a certificate executed by the President or any Vice President of each of Parent and Merger Sub to the foregoing effect.

                  (c) No court or other governmental Person shall have issued an order which shall be in effect on the Closing Date restraining or prohibiting the consummation of the transactions contemplated hereby.

                  (d) All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement (including the approval of this Agreement by the Board of Directors of Parent and Merger Sub) and all documents incident thereto shall be reasonably satisfactory in all material respects and in form and substance to the Company, the Shareholders and their respective counsel, and the Company, the Shareholders and such counsel shall have received copies of such documents as they and counsel may reasonably request in connection with the transactions.

                  (e) The approval or consent of all United States agencies and all state and local governmental bodies and agencies as may be necessary to consummate the transactions contemplated hereunder shall have been received.

                  (f) Parent has delivered to the Company the audited financial statements of the Parent for the fiscal years ended December 31, 1997 and December 31, 1998 and the unaudited financial statements for the period ended June 30, 1999.

                  (g) The shareholder of Merger Sub shall has duly approved the transactions contemplated by this Agreement.

                  (h) The Parent shall have prepared and delivered to the Company all of the Schedules to this Agreement.

                  (i) Parent shall transfer to Merger Sub in immediately available funds five hundred thousand dollars ($500,000) to the account specified on SCHEDULE 5.3(i).

                  (j) The Parent shall have delivered to the Company and the Shareholders the items pursuant to Section 2.3(a).

                  (k) The Parent shall have paid expenses of the transactions contemplated in this Agreement in accordance with Section
         7.13 of this Agreement and Section 2 of the Agreement Regarding Certain Closing and Post Closing Matters.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

                  6.1 MEETING OF THE SHAREHOLDERS OF PARENT. As promptly as practicable after the Effective Time of the Merger, Parent shall duly give notice of, convene and hold a meeting of its shareholders in accordance with the DGCL for the purpose of (i) electing directors consisting of Philip Gunn, Dennis Apfel, Jason Apfel and James J. Pinto, (ii) acting upon a proposal to increase the number of authorized shares of common stock of Parent, and (iii) ratifying the selection of Parent's independent accountants and (iv) adopting a 1999 Stock Option Plan.

                  6.2      DIRECTORS AND OFFICERS INSURANCE. For a period of one
(1) year after the Effective Time, Parent shall maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance as amended to reflect the Merger as set forth in SCHEDULE 6.2 with respect to claims arising from facts or events which occurred on or before the Effective Time.

                  6.3      [INTENTIONALLY DELETED]

                  6.4 AGREEMENT REGARDING CLOSING AND POST CLOSING MATTERS. The Shareholders and the other parties thereto shall execute and deliver to the Parent the Agreement Regarding Closing and Post Closing Matters in the form of
EXHIBIT I attached hereto.


                                   ARTICLE VII

                                  MISCELLANEOUS

                  7.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by written agreement of Parent, Merger Sub, and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that, after the approval of this Agreement by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger or which would otherwise require stockholder approval under applicable law unless such stockholder approval shall have been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  7.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of Parent or Merger Sub on the one hand, or the Company on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived by the Company or Parent, respectively, only by a written instrument signed by an officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing. Merger Sub agrees that any consent or waiver of compliance given by Parent hereunder shall be conclusively binding upon Merger Sub, whether or not given expressly on its behalf.

                  7.3 INVESTIGATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of Parent and the Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except that the agreements set forth in Articles I and II and Articles VI and VII shall survive the Effective Time.

                  7.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally by commercial courier service or otherwise, or by telecopier, or three days after such notice is mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     TO THE COMPANY OR SHAREHOLDERS:    TeleScents, Inc.
                                        2070 Deer Park Avenue
                                        Deer Park, New York 11729
                                        Attention: Dennis M. Apfel
                                        Phone: (516) 242-3205
                                        Fax: (516) 586-1113

     WITH A COPY TO:                    John J. Butler, Esq.
                                        Haythe and Curley
                                        237 Park Avenue
                                        New York, NY 10017
                                        Phone: (212) 880-6321
                                        Fax:   (212) 682-0200

     TO PARENT OR MERGER SUB:          National Capital Management Corporation
                                       520 Madison Avenue
                                       New York, NY 10022
                                       Attention: James J. Pinto
                                       Phone: (212) 759-4410
                                       Fax: (212) 935-3851

     WITH A COPY TO:                   Kevin L. Crudden, Esq.
                                       Robins, Kaplan, Miller & Ciresi L.L.P.
                                       2800 LaSalle Plaza
                                       800 LaSalle Ave.
                                       Minneapolis, Minnesota  55402-2015
                                       Phone: (612) 349-8475
                                       Fax: (612) 339-4181

                  7.5 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement is not intended to confer upon any other person, except the parties hereto, any rights or remedies hereunder, and no third person shall be a third party beneficiary of this Agreement.

                  7.6 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law). The parties hereby (i) agree and consent to be subject to the jurisdiction of any state or federal court in the state of Delaware or in New York, New York, with respect to all actions and proceedings arising out of or relating to this Agreement (although each party reserves the right to bring such action or proceedings in any other jurisdiction to which the other party is subject); (ii) agree that all claims with respect to any such action or proceeding may be heard and determined in such court; (iii) irrevocably waive any defense of an inconvenient forum to the maintenance of any action or proceeding in such court; (iv) consent to service of process by mailing or delivering such service to the party at its respective principal business address; and (v) agree that a final judgment in any such action or proceeding from which there is no further appeal shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any manner provided by law.

                  7.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                  7.8 INTERPRETATION. The Table of Contents, article and section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.

                  7.9 PUBLICITY. Upon execution of this Agreement by Parent, Merger Sub, and the Company, the parties shall jointly issue a press release, as agreed upon by them.

                  7.10 ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules hereto referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement and the exhibits and schedules hereto supersede all prior agreements and the understandings between the parties with respect to such subject matter.

                  7.11 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

                  7.12 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  7.13 EXPENSES. All costs and expenses incurred by the Parent, the Merger Sub and the Company in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall be paid by Parent; provided however, Company will pay $10,000 of the attorney fees incurred by the Company in connection with this Agreement.

                  7.14 REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided and to applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

                                         NATIONAL CAPITAL MANAGEMENT
                                         CORPORATION

                                         By:
                                             --------------------------------
                                         Its:
                                             --------------------------------


                                         By:
                                             --------------------------------
                                         Its:
                                             --------------------------------


                                         FAC, INC.


                                         By:
                                             --------------------------------
                                         Its:
                                             --------------------------------


                                         TELESCENTS, INC.


                                         By:
                                             --------------------------------
                                         Its:
                                             --------------------------------

                                         /s/ Dennis M. Apfel
                                         ------------------------------------
                                         Dennis M. Apfel

                                         /s/ Jason Apfel
                                         ------------------------------------
                                         Jason Apfel


                                         GROWTH CAPITAL PARTNERS, L.L.C.


                                         By:
                                             --------------------------------
                                         Its:
                                             --------------------------------